Exhibit 99.1

EDITED TRANSCRIPT
STAA - Q3 2016 STAAR Surgical Co Earnings Call

EVENT DATE/TIME: NOVEMBER 03, 2016 / 04:30PM ET

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

CORPORATE PARTICIPANTS

Brian Moore EVC Group - IR

Caren Mason STAAR Surgical Company - President, CEO

Steve Brown STAAR Surgical Company - VP, CFO

CONFERENCE CALL PARTICIPANTS

Raymond Myers The Benchmark Company - Analyst

Jim Sidoti Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical third-quarter 2016 financial results conference call. (Operator Instructions). This call is being recorded today, Thursday, November 3, 2016.

At this time, I would like to turn the conference over to Mr. Brian Moore with EVC Group.

Brian Moore - EVC Group - IR

Thank you, Operator, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the Company's financial results for the third quarter, which ended on September 30, 2016.

On the call today are Caren Mason, President and CEO of STAAR Surgical; Steve Brown, Chief Financial Officer; and Dr. Keith Holliday, Vice President, Research and Development.

The news release detailing the third-quarter results was issued just after 4 PM Eastern time and is now available on STAAR's website at www.STAAR.com.

Before we begin, let me quickly remind you that during the course of this conference call the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs, and prospects.

These statements are based on judgment and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risk and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as on STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and diluted net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to non-GAAP information is included in today's financial release.

Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts to limit themselves to two initial questions during the Q&A session, then requeue with any follow-ups. We thank everyone in advance for their cooperation with this process.

Now I would like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

Caren Mason - STAAR Surgical Company - President, CEO

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

Thank you, Brian, and good afternoon, everyone. I will begin our discussion with general commentary on the state of the business. Steve will then review key third-quarter 2016 financial results before we open the call for your questions.

Q3 performance represents STAAR's continuing positive progress on a broad range of initiatives required to build the short-, medium-, and longer-term value of the Company for all of its stakeholders. In January of this year, as we outlined our plans for 2016, we committed to double-digit ICL unit growth and expanding gross margins over year-end 2015. We reported earlier today an ICL unit growth of 15% for the quarter and 11% for the year. We also reported gross margin of 74.2% for the quarter versus prior-year quarter of 68.3% and prior-year end of 70.3%.

As many of you know, Q3 for STAAR was traditionally a challenging quarter, as seasonality could impact us in the European markets. This quarter did reflect a traditional softness in some European and Latin American countries. The Asia-Pacific markets, however, traditionally experience a stronger patient demand cycle during this period and achieved 30% unit growth for the quarter, largely due to the new business we have added this year. North America was sluggish in Q3, but we believe business will pick up as the EVO toric version lens received approval for Canada on September 21 and surgeons chose to wait to be trained on and order the toric EVO lenses.

Overall, I'm very pleased that we've been able to achieve our growth commitments while we are in year two of the three-year transformation for STAAR. As you know, it is tough to solidly grow a business organically while significant upgrades and changes are underway in that core business. We have invested in the business, as we indicated, and we are on target to achieve all of the strategic priorities we feel important for strengthening the business and building a foundation for consistent growth.

Here is a quick list of our on-target imperatives for 2016. We are on track for completing the FDA remediation and quality systems overhaul action items per internal project timelines and on budget. We are establishing and building the Evolution in Visual Freedom market for myopia with a rebranded company and product portfolio, showcasing the ICL as a premium and primary refractive choice for surgeons and their patients. Our rollout of the EVO Visian ICL brand throughout much of the world is going very well. We have closed large blocks of transformational business through strategic cooperation agreements in major markets globally. We are enhancing the surgeon experience through the creation of new practice development and economic validation programs we are test marketing this year to be launched in 2017. We are fortifying the young surgeons, who are establishing a surgeon-led certified ICL training institute introduced this year. We have created a clinical affairs and medical affairs core competency, which includes building a significant library of historical and contemporary data demonstrating the safety and effectiveness of the ICL from the literature and through rigorous clinical studies and global patient registries. We are building, releasing, and clinically testing new products on schedule.

This last imperative leads me to the remainder of my remarks, which will focus upon progress regarding the EVO Visian ICL extended depth of field lens designed to address presbyopia. As patients age, they begin to lose near and then intermediate vision due to presbyopia, a long-term, natural progressive loss of accommodation experienced by all people. We have finalized the initial clinical design of a new extended depth of field EVO+ Visian ICL posterior chamber phakic lens. The initial clinical results are positive.

The EVO and EVO+ ICL lenses are made of Collamer, our proprietary, highly biocompatible material that allows for long-term implantation as the lens remains unnoticed and quiet in the eye indefinitely. Collamer production is a remarkable process that requires an understanding of collamer chemistry, nuclear physics, and optical physics. The EVO+ extended depth of field lenses are designed to provide good vision for patients of all ages and prescriptions within our approved ranges, while potentially extending by many years the period of time before reading glasses are required.

Subtle changes have been made to the optical surface of our EVO+ lens design to modify the hyperfocal distance of an eye implanted with the lens. This leads to an increase in the depth of field for the patient. As the lens is implanted between the cornea and the crystalline lens, it works together with the crystalline lens without having to surgically alter the cornea. These are potentially important and significant advantages over corneal inlays, LASIK solutions, and multifocal IOLs.

I can disclose very early and high-level results of the initial implanted eyes with no detail as to patient demographics. I want to emphasize that this is early data on a small number of eyes, but encouraging, and we are continuing the clinical study.

First, results obtained in computer simulations and during bench testing are being replicated in human subjects. No changes to lens design are planned.

Second, lens targeting has been accurate and subjects have typically achieved 20/20 or better uncorrected and best corrected visual acuity.

Third, extended depth of field has been confirmed via subjective visual data and objective examination of the visual pathway of subjects.

And lastly, all patients are very satisfied with their new vision. Any minor visual symptoms that have been reported are not stated to be disturbing.

That concludes my prepared remarks for this afternoon. Steve?

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

Steve Brown - STAAR Surgical Company - VP, CFO

Thank you, Caren, and good afternoon, everyone. I will start the financial overview with a summary of topline results and then provide more details by product and market.

STAAR achieved sales of $20.1 million for the third quarter of 2016, an increase of 7% over the $18.8 million of sales reported in the third quarter of 2015. The sales increase was driven by ICL revenue and unit growth of 15% each and IOL revenue growth of 6%.

These increases were partially offset by planned lower sales of injector parts in the third quarter and a delay in orders from Canadian surgeons awaiting EVO toric lens approval, which occurred on September 21, 2016. For the first nine months of 2016, ICL revenue and units increased 16% and 11%, respectively.

For our ICL product line, total sales were $14.8 million for the third quarter of 2016.

Asia-Pacific ICL sales were $8.2 million during the third quarter, an increase of 28% compared to the prior-year period, driven by strong double-digit unit growth of 30% in the region and most notably in China, Japan, and India markets.

EMEA ICL sales were $5.1 million during the third quarter, an increase of 6% compared to the prior-year period on unit growth of 4% in the region and particularly growth in the Middle East, where sales began to normalize as expected coming out of the second quarter of 2016.

Europe and Latin America experienced moderate unit growth in the third quarter, which is a seasonally low quarter for European sales.

North America ICL sales were $1.5 million during the third quarter, down 13% in revenue and 20% in units from the prior-year period. The decline in units is mostly attributed to a delay in orders from Canadian surgeons awaiting EVO toric lens approval, which, once again, occurred on September 21, 2016.

For our IOL product line, total IOL sales were $4.6 million for the third quarter of 2016, an increase of 6% from the prior-year period, with units down 3%. The increase in revenue was driven by IOL unit growth in Europe and southeast Asia and the effect of currency due to the stronger Japanese yen, partially offset by the phaseout of IOL sales in China and silicone IOL sales in North America.

Turning the discussion now to margins and spending, our gross profit margin was 74.2%, compared to the prior-year period gross margin of 68.3%, or an increase of 5.9 points. This improvement resulted from a favorable mix of higher-margin ICL units that added 3.5 points, lower unit costs that added 0.6 points, higher average selling prices that added 0.2 points, and lower other cost of sales attributable to lower inventory reserves that added 1.6 points.

Operating expenses for the quarter increased $1.8 million to $16.6 million, primarily due to costs related to quality system improvements and investments made in an international selling and marketing organization. General and administrative expense was $5 million and the change from the prior-year quarter was not material.

Marketing and selling expense was $7.1 million, which is $900,000 higher than the prior-year quarter, due to rebranding efforts and international selling and promotional costs. Research and development expense was $4.5 million, an increase of $800,000 due to investments in quality system improvements, clinical affairs, and project-related spending, partially offset by lower FDA remediation expenses. Remediation expense for the quarter was on budget.

With regard to the bottom line, the net loss for the third quarter of 2016 was $1.8 million or $0.04 per share, compared with a net loss of $1.8 million or $0.04 per share for the prior-year period. Higher sales volume and improved gross margin generated a higher gross profit in the third quarter of 2016 versus the prior-year period that largely offset the higher operating expenses, lower other income, and higher tax provision.

On a non-GAAP basis, the adjusted net loss for the third quarter of 2016 was $879,000 or $0.02 per share, compared with an adjusted net loss of $39,000 or breakeven per share for the prior-year period. These adjusted figures exclude nonrecurring expenses, such as FDA remediation, gains and losses on foreign currency transactions, and stock-based compensation costs.

Now turning to the balance sheet, we continued our focus on optimizing our cash position through revenue growth, expense mitigation, working capital management, and equipment leasing. These efforts yielded an increase in our cash at the end of the third quarter to $14.3 million, up from $12.7 million at the end of the second quarter of 2016. The Company generated $1.6 million in cash during the third quarter of 2016, which includes $1.3 million provided by operating activities, $900,000 provided from the proceeds of stock option exercises, $700,000 used for purchases of property and equipment, and $100,000 provided by the effect of exchange-rate changes on cash.

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

Investor outreach efforts continued during the quarter, including participation in the Canaccord Genuity growth conference and investor meetings in Salt Lake City, Chicago, and Milwaukee. We are currently planning additional investor meetings to take place over the next several months.

This concludes my comments, and with that we are ready to take your questions. Operator, please open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Raymond Myers, Benchmark.

Raymond Myers - The Benchmark Company - Analyst

Congratulations on the progress.

Caren Mason - STAAR Surgical Company - President, CEO

Thank you, Ray.

Raymond Myers - The Benchmark Company - Analyst

Thanks. Let me first ask you about the EVO+. How many patients have been evaluated to date?

Caren Mason - STAAR Surgical Company - President, CEO

We are not disclosing where we are in terms of the number of patients or their backgrounds or demographics at this point, but we feel that we were far enough along that we could disclose the information we have today.

Raymond Myers - The Benchmark Company - Analyst

Okay, it sounds promising. Can you give us a sense of how much of the -- how much was the decline in sales to Canada due to the regulatory approval there and give us a sense of whether there has been a recovery already in October?

Steve Brown - STAAR Surgical Company - VP, CFO

So, we did have some results in the United States that we think will be corrected in the fourth quarter. Canada was about half of the decline.

Raymond Myers - The Benchmark Company - Analyst

Great, and is it coming back? You said it is corrected in the fourth quarter, got it.

Were sales supported by unusual one-time stocking or other positive factors related to the strategic cooperation agreements that you have been announcing?

Caren Mason - STAAR Surgical Company - President, CEO

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

No. Each of the agreements is designed in such a way as to normalize buying quarter by quarter, so in the agreements we actually set the time frame and the amount per quarter based on the agreed to use of the product in the coming year. So there is nothing untoward or unusual in terms of demand, and we are in process now of resetting each of these agreements for 2017 and we are pleased with progress in that each of the ones we have currently talked to, the volume is going up nicely.

Raymond Myers - The Benchmark Company - Analyst

Outstanding. Your gross margin was extremely strong in the quarter. Was that due to any one-time factors? And if not, can you explain whether that is sustainable?

Steve Brown - STAAR Surgical Company - VP, CFO

So the biggest impact on gross margin was the improved product mix to the higher-margin ICL units. And product mix will continue to be the biggest influencer on gross margins going forward. This is our fifth consecutive quarter of year-over-year gross margin improvements, and we are pleased with that as we continue to expand gross margins.

Raymond Myers - The Benchmark Company - Analyst

Yes, congratulations. I will get back in queue. Thank you.

Operator

(Operator Instructions). Jim Sidoti, Sidoti & Company.

Jim Sidoti - Sidoti & Company - Analyst

Can you just give us a brief summary of what was required to get Canadian approval for the EVO lens and if you think that -- what additional steps you think will be required to get approval in the US?

Caren Mason - STAAR Surgical Company - President, CEO

Well, our regulatory pathway is built on satisfying the Canadian Ministry of Health requirements in terms of what we say that our product will do in terms of performance and then being able through the clinical study to be able to replicate that in actual patient results. So there is nothing magical in terms of this process. It is simply following the regulatory guidelines required by each regulatory body.

Canada is quite stringent, but we are very confident and comfortable with them in terms of our relationship and what we were able to provide them in the study results that allowed us to be approved.

With regard to the US, we won't be addressing anything related to approval in the US at this time. Our goal really is to continue on our FDA remediation and quality system overhaul pathway. We are, though, continuing obviously with our clinical and medical affairs to gather the historical and contemporary data to support a submission in the coming year.

Jim Sidoti - Sidoti & Company - Analyst

Okay, and was there anything in particular to the gross margin that made it stand out this quarter? I know you said mix is a big factor, so assuming the mix stays about this level, would you continue to expect gross margins similar to what you reported in this quarter?

Steve Brown - STAAR Surgical Company - VP, CFO

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

The other influencers on gross margin is a unit cost reduction, which we have also done consistently. Also, the other cost of sales, that added 1.4 points, because in a year ago we had some inventory reserves that we took. So it is dependent on the product mix relative to the prior-year product mix, and also on the other cost of sales as we continue to lower our unit costs.

Jim Sidoti - Sidoti & Company - Analyst

Okay, so as long as the product mix doesn't shift back towards the IOLs or [lower] or geographies where the price is low, you would expect to maintain gross margins (inaudible) where you had them in this quarter? Is that correct?

Steve Brown - STAAR Surgical Company - VP, CFO

All other things being equal, yes.

Jim Sidoti - Sidoti & Company - Analyst

All right. And then last question, I know I'm only supposed to get two, but I'm going to try to get three. You said seasonality was an issue in Europe for this quarter, the third quarter. It was a little bit weaker. Is the fourth quarter typically stronger across the board or are there areas where the fourth quarter is weaker as well?

Caren Mason - STAAR Surgical Company - President, CEO

Actually, we expect most regions to have a strong fourth quarter, but really we are finding -- for example, in the China market, Q3 is a particularly strong quarter and Q4 is a great quarter, but usually Q3 is a little stronger there.

So, each of the markets that we serve have uniqueness around their holidays and the amount of time that is spent by patients in terms of opportunity to have elective procedures done. So, as you can imagine, in Europe there is more holiday during that time by the surgeons and their patients during the summer months into fall, and then it picks up again after that time frame. China is the reverse. But overall we expect a nice fourth quarter, yes.

Jim Sidoti - Sidoti & Company - Analyst

All right, thank you.

Operator

Raymond Myers, Benchmark.

Raymond Myers - The Benchmark Company - Analyst

I want to ask about the decision to discontinue the silicone IOL in the US. What effect did that have on revenue and margin in the quarter?

Steve Brown - STAAR Surgical Company - VP, CFO

As we announced, we ceased manufacturing. That didn't mean we ceased selling in the quarter, so we were continuing to sell through the inventory of silicone in the quarter. So it was down from a year ago, but in the overall sales I wouldn't regard it as that material.

Raymond Myers - The Benchmark Company - Analyst

Okay. Thank you. That helps.

NOVEMBER 03, 2016 / 04:30PM ET, STAA - Q3 2016 STAAR Surgical Co Earnings Call

Operator

Thank you. That does conclude the question-and-answer session. I would now like to turn the call back to Caren Mason, President and CEO of STAAR Surgical.

Caren Mason - STAAR Surgical Company - President, CEO

Thank you for your participation on our call today. We appreciate your interest and investment in our Company. We look forward to speaking with many of you in the coming weeks and months. All the best to all of you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may all disconnect. Everyone, please have a great day.